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                             STOCK OPTION AGREEMENT


                  This Stock Option Agreement ("Agreement") is dated as of October 22, 1996, and is entered into between United Auto Group, Inc. (formerly EMCO Motor Holdings, Inc.), a Delaware corporation (the "Company"), and Marshall S. Cogan ("Optionee").

                            W I T N E S S E T H:

                  WHEREAS, pursuant to resolutions of the Stock Option Committee of the Board of Directors of the Company, as ratified by said Board of Directors, the Company is granting the Optionee options to purchase shares of voting common stock, par value $0.0001 per share (the "Common Stock"), of the Company, on the terms and conditions set forth herein.

                  NOW, THEREFORE, the parties hereby agree:

                  1. Grant of Options. The Company hereby grants to the Optionee an option (the "Option") to purchase, at the exercise price of $30.00 per share, up to 100,000 shares of Common Stock, such number to be adjusted as provided in Section 7(b) hereof.

                  2. Exercisability of Options. The Option will vest and become exercisable ratably in four installments as follows: one-fourth of the number of shares covered thereby on each of the first, second, third and fourth anniversaries of the date hereof.

                  3. Method of Exercising Options. (a) The Optionee may exercise the Option by delivering to the Company a written notice stating the number of shares that the Optionee has elected to purchase at that time from the Company and full payment of the purchase price of the shares then to be purchased. Payment of the purchase price of the shares may be made (i) by certified or bank cashier's check payable to the order of the Company, or (ii) in the discretion of the Board of Directors of the Company or duly authorized committee thereof, by such other method as may be approved by such board or committee from time to time.

                            (b)  At the time of exercise, the Optionee shall
pay to the Company such amount as is necessary to satisfy the Company's obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise or the transfer of shares thereupon.

                  4. Issuance of shares. As promptly as practicable after receipt of notification of exercise, full payment of purchase price and satisfaction of tax withholding as provided in Section 3, the Company shall issue or transfer to the Optionee the number of shares as to which the Options have been so exercised and shall deliver to the Optionee a certificate or certificates therefor, registered in his name.



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                  5.  Terms and Conditions of Exercise.  (i)  The Option shall have a term of ten years from the date hereof.

                            (ii)     The Company and certain of its
stockholders are parties to a stockholders agreement (the "Stockholders Agreement") delivered pursuant to Sections 4.7 and 5.3 of each of the Class A Preferred Stock Purchase Agreement and the Common Stock Purchase Agreement, each dated as of October 15, 1993. For so long as the Stockholders Agreement shall be in effect, it shall be a condition precedent to the exercise of the Option by Optionee that Optionee execute and deliver a counterpart of the Stockholders Agreement as a result of which he shall be deemed to be a "Stockholder" thereunder and bound by all of the applicable provisions of the Stockholders Agreement.

                            (iii)  Upon the request of the Company's
underwriters managing any underwritten public offering of the Common Stock, Optionee shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Common Stock acquired upon exercise of the Option for such period of time from the effective date of such offering as the Company or the underwriters may specify, but not to exceed 180 days.

                            (iv)     The Option shall not be transferable,
except by will or the laws of descent and distribution, provided that Optionee may at any time transfer all or a portion of the Option to his spouse, any of his descendants or trusts for the benefit of Optionee, his spouse or his descendants, subject to all of the terms and conditions of the Option.

                            (v)     Whenever the word "Optionee" is used in any
provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, personal representatives, or the person or persons to whom the Option may be transferred pursuant to clause (iv) of this Section 5, the word "Optionee" shall be deemed to include such person or persons.

                  6. Rights as Stockholder. The Optionee or a transferee of the Option shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option until he shall have become the holder of record of such shares.

                  7. Recapitalizations, Reorganizations, Etc. (a) The existence of the Option shall not affect the power of the Company or its stockholders to accomplish adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or securities ahead of or affecting any of the shares of Common Stock or the rights thereof or convertible into or exchangeable for shares of Common Stock, or the dissolution or

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liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act.

                            (b)  Upon any change in the outstanding shares of
Common Stock by reason of any recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than ordinary cash dividends, the Company shall make such substitutions or adjustments as are appropriate and equitable, as to the number or kind of shares of Common Stock or other securities covered by the Option and the exercise price thereof.

                  8. Notice. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram, telex, facsimile transmission or by registered or certified mail, postage prepaid, with return receipt requested, as follows:

                            (a)     If to the Company:

                                    United Auto Group, Inc.
                                    375 Park Avenue
                                    New York, New York 10022
                                    Facsimile:  (212) 223-5148
                                    Attn:  General Counsel

or to such other address or to the attention of such other person as the Company shall designate by written notice to the Optionee; and

                            (b)     If to the Optionee:

                                    Mr. Marshall S. Cogan
                                    c/o Trace International Holdings, Inc.
                                    375 Park Avenue
                                    New York, NY 10022

or to such other address as the Optionee shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the party to whom such notice is given.

         9. Non-Qualified Option. The Option is not an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.

                             UNITED AUTO GROUP, INC.



                          By: /s/ Philip N. Smith, Jr.
                              --------------------------
                              Philip N. Smith, Jr.
                              Vice President, Secretary and
                              General Counsel



                              /s/ Marshall S. Cogan
                              --------------------------
                                  Marshall S. Cogan